For Immediate Release

Contact:         Willing Biddle, COO or John T. Hayes, CFO
Urstadt Biddle Properties Inc.
203 863-8200

Urstadt Biddle Properties Inc.
Announces lease extensions with Chrysler Group LLC

Greenwich, Connecticut, February 16, 2010...Urstadt Biddle Properties Inc. (NYSE: UBP and UBA) announced today that it has signed new lease extensions with Chrysler Group LLC for its two industrial properties located near St. Louis, Missouri and Dallas, Texas.  Both properties had been leased to Chrysler Group LLC with lease terms that were set to expire in January 2011 and June 2012, respectively.  Both leases were extended to December, 2016.   Net rents on the St. Louis property (192,000 sf) were decreased to $3.40 per square foot in years 1-5 and $3.90 per square foot in years 6-7 verses $3.98 per square foot currently.  Net rents on the Dallas property (255,000 sf) were decreased to $3.70 per square foot in years 1-5 and $4.24 per square foot in years 6-7 verses $4.21 per square foot currently.  Neither lease contains an option for a term extension beyond 2016.  The effective date of both extensions is January 1, 2010.  Currently the properties are used as parts distribution facilities for the parts and service division of Chrysler Group LLC.

Willing Biddle, President of UBP said “Given the recent turmoil in the United States automobile marketplace we are extremely pleased to have reached an agreement on the extension of these two leases with Chrysler Group LLC at competitive market rental rates.  These extensions remove one of the few large re-leasing contingencies in our portfolio.  Chrysler’s commitment to and reliance upon these properties for servicing their dealer sales and service network was reaffirmed by these lease extensions.  We classify these assets as non-core and will continue to explore options to sell these properties in the normal course of business in accordance with our Board of Directors previous direction.”

Urstadt Biddle Properties Inc. is a self-administered equity real estate investment trust providing investors with a means of participating in ownership of income-producing properties with the liquidity of being listed on the New York Stock Exchange since 1969.  UBP owns or has interests in 46 properties containing approximately 3.9 million square feet of space and has paid 160 consecutive quarters of uninterrupted dividends to its shareholders since its inception.

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among other things, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.